                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             HERMAN MILLER, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                             HERMAN MILLER, INC.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                              [HERMAN MILLER LOGO]



                                      1997


                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT


August 25, 1997



Dear Shareholder:

Herman Miller, Inc.'s fiscal year ended May 31, 1997. Enclosed you will find this year's Annual Report and a proxy card to vote your shares. Also, let us know if you expect to attend the annual Shareholders Meeting scheduled for October 1, 1997, by mailing a reservation card or by contacting Robbie Kroll at 616-654-3305.

We will be meeting at a new location this year. The Shareholders Meeting will take place at the Zeeland High School Performing Arts Center, 3333 - 96th Avenue, Zeeland, Michigan. (A map is enclosed.) Chairman of the Board David Nelson will convene the business meeting promptly at 4 p.m. EDT. Please allow time for parking and registration. After the business meeting, we will serve hors d'oeuvres and light refreshments to all who indicate on the reservation card that they will be staying.

The Annual Report discusses our performance for fiscal 1997 and presents some of the reasons behind a great year at Herman Miller. If you have any questions for us or for other senior managers, please write them on the enclosed card and return it to us. If there isn't time at the meeting to answer all the questions we receive, a member of our team or one of us will mail you a response. We will also take questions during the meeting.

During the business meeting, we will elect five directors to the Board of Directors, vote to increase the authorized common stock, ratify Arthur Andersen LLP as our independent public accountants, and transact any other business as may come before the meeting.

We hope to see you there.

Sincerely,



/s/ Michael A. Volkema                    /s/ David L. Nelson
    Michael A. Volkema                        David L. Nelson
    President and Chief Executive Officer     Chairman of the Board of Directors



                            YOUR VOTE IS IMPORTANT.
                          PLEASE COMPLETE, SIGN, DATE
                         AND PROMPTLY RETURN YOUR PROXY
                         CARD IN THE ENCLOSED ENVELOPE

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




         The annual meeting of the shareholders of Herman Miller, Inc. (the "Company"), will be held at the Zeeland High School Performing Arts Center, 3333 - 96th Avenue, Zeeland, Michigan, on Wednesday, the 1st of October, 1997, at 4 p.m. (E.D.T.) for the following purposes:

         1. To elect four directors, each for a term of three years, and one director for a term of one year.

         2. To consider and vote upon a proposal to amend the Company's Articles of Incorporation to increase the authorized common stock from 60,000,000 shares to 120,000,000 shares of common stock, $.20 par value.

         3. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending May 30, 1998.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on August 4, 1997, will be entitled to vote at the meeting.

         Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may do so even though you have submitted a proxy.



By order of the Board of Directors
James N. DeBoer, Jr., Secretary of the Board
August 25, 1997

                              HERMAN MILLER, INC.

                              855 East Main Avenue
                                  P.O. Box 302
                          Zeeland, Michigan 49464-0302

                     PROXY STATEMENT DATED AUGUST 25, 1997

         This Proxy Statement is furnished to the shareholders of Herman Miller, Inc. (the "Company"), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on Wednesday, October 1, 1997, at 4 p.m. (E.D.T.) at the Zeeland High School Performing Arts Center, 3333 - 96th Avenue, Zeeland, Michigan.

                            SOLICITATION OF PROXIES

         Each shareholder, as an owner of the Company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a shareholder of the Company to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. The proxy card accompanying this Proxy Statement is to be used for such purpose.

         If the proxy card is properly executed and returned to the Company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in the proxy and for the proposals described in this Proxy Statement.

         A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of the Company, (2) executing a proxy at a later date, or (3) attending the meeting and voting in person. However, attendance at the meeting does not automatically serve to revoke a proxy.

                             ELECTION OF DIRECTORS

         The Board of Directors has nominated James R. Carreker, C. William Pollard, Ruth A. Reister, and Richard H. Ruch, for election to serve as members whose terms expire at the 2000 annual meeting. Each of the nominees previously has been elected as a director by the Company's shareholders, except for Mr. Carreker who was elected by the Board in January 1997. Dr. Charles Ray will retire at the annual meeting in accordance with the Company's bylaws requiring a director to retire at the annual meeting following his seventieth birthday. The Board of Directors has nominated Dorothy A. Terrell for election as a director for a one-year term to expire at the 1998 annual meeting, to fill the vacancy created by Dr. Ray's retirement.

         The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder's proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

         A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Company. Accordingly, the four individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting. The Board of Directors recommends a vote FOR the election of all persons nominated by the Board.

                  PROPOSED INCREASE IN AUTHORIZED COMMON STOCK

         The Company's Board of Directors has proposed that the first paragraph of Article III of the Company's Articles of Incorporation (the "Articles") be amended to read as follows:

                 The total number of shares of all classes of stock which the Corporation shall have the authority to issue is one hundred thirty million (130,000,000) shares, of which one hundred twenty million (120,000,000) shares shall be common stock of the par value of $.20 per share and ten million shares (10,000,000) shares shall be series preferred stock, without par value.

         This amendment would increase the Company's authorized common stock from 60,000,000 shares to 120,000,000 shares of common stock, $.20 par value. The purpose of the amendment is to provide additional shares of common stock for future issuance. As of August 4, 1997, there were 46,114,043 shares of common stock issued and outstanding and 3,279,068 shares of common stock reserved for issuance under the Company's Stock Compensation Plans and Employee Stock Purchase Plan. As a result, as of August 4, 1997, only 10,606,889 shares of common stock remain available for future issuance. The Company has no series preferred stock issued or outstanding and the proposed amendment to the Articles would not effect the 10,000,000 shares of presently authorized series preferred stock.

         The Board of Directors believes it desirable to increase the authorized number of shares of common stock in order to provide the Company with adequate flexibility in corporate planning and strategies. The availability of additional common stock for issuance could be used in connection with a number of purposes, including corporate financing, future acquisitions, and other corporate purposes such as the issuance of stock dividends and stock options. There are currently no agreements or understandings regarding the issuance of any of the additional shares of common stock that would be available if this proposal is approved. Such additional authorized shares may be issued for such purposes and for such consideration as the Board of Directors may determine without further shareholder approval, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed.

         The additional shares of Common Stock for which authorization is sought would be part of the existing class of common stock, and, to the extent issued, would have the same rights and privileges as the shares of common stock presently outstanding. Ownership of shares of the Company's common stock confers no preemptive rights.

         The increase in the authorized but unissued shares of common stock which would result from adoption of the proposed amendment could have a potential anti-takeover effect with respect to the Company, although management is not presenting the proposal for that reason and does not presently anticipate using the increased authorized shares for such a purpose. The potential anti-takeover effect of the proposed amendment arises because it would enable the Company to issue additional shares of common stock up to the total authorized number with the effect that the shareholdings and related voting rights of then existing shareholders would be diluted to an extent proportionate to the number of additional shares issued.

         The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is required for approval of the proposed amendment. Unless otherwise directed by a shareholder's proxy, the persons named as proxy voters in the accompanying proxy will vote FOR the amendment.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending May 30, 1998. Representatives of Arthur Andersen LLP will be present at the annual meeting of shareholders and available to respond to appropriate questions. The Arthur Andersen LLP representatives will have the opportunity to make a statement if they so desire.

         Although the submission of this matter for approval by shareholders is not legally required, the Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of the shareholders. If the shareholders do not approve the selection of Arthur Andersen LLP, the selection of such firm as independent public accountants for the Company will be reconsidered by the Board of Directors.

         The Board of Directors recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

         On August 4, 1997, the Company had 46,114,043 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 4, 1997, the record date fixed by the Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by the Company's transfer agent. As of August 4, 1997, no person was known by management to be the beneficial owner of more than 5 percent of the Company's common stock.


                   DIRECTOR AND EXECUTIVE OFFICER INFORMATION

         SECURITY OWNERSHIP OF MANAGEMENT. The following table shows, as of August 4, 1997, the number of shares beneficially owned by each of the Named Executives identified in the executive compensation tables of this Proxy Statement and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.


                                                             AMOUNT AND NATURE
                  NAMED EXECUTIVE                       OF BENEFICIAL OWNERSHIP(1)       PERCENT OF CLASS(3)
 Michael A. Volkema                                          338,607                             .72%

 Andrew C. McGregor                                          124,264                             .27%

 Christopher A. Norman                                        90,751                             .19%

 Brian C. Walker                                              68,408                             .15%

 Gary S. Miller                                              122,868                             .26%

 All executive officers and directors                      1,571,029(2)                         3.35%
          as a group (22 persons)

(1) Includes the following numbers of shares with respect to which the Named Executives have the right to acquire beneficial ownership under stock options exercisable in 60 days: Mr. Volkema - 80,000; Mr. McGregor - 86,000; Mr. Norman - 65,200; Mr. Walker - 44,000; and Mr. Miller - 98,478. Includes the following number of shares which are restricted and subject to certain conditions: Mr. Volkema - 157,188; Mr. McGregor - 31,650; Mr. Norman - 21,650; Mr. Walker - 22,850; and Mr. Miller - 30,000.
(2) Included in this number are 731,578 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.
(3) Calculated based on the number of shares outstanding plus the option shares referred to in notes (1) and (2) above.

         THE BOARD OF DIRECTORS. The information in the following table relating to each nominee's and director's age, principal occupation or employment for the past five years, and beneficial ownership of shares of common stock as of August 4, 1997, has been furnished to the Company by the respective nominees and directors. Except as described in the notes following the table, the following nominees and directors have sole voting and dispositive power as to all of the shares set forth in the following table.

                                                                            YEAR FIRST
                                                                             BECAME A        SHARES       PERCENT OF
           NAME AND PRINCIPAL OCCUPATION                         AGE         DIRECTOR       OWNED(1)       CLASS(2)
 NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS TO EXPIRE IN 2000
 C. William Pollard                                              59            1985       49,723(3)           .11
    Chairman of the Board,The ServiceMaster Company
          (Management and Consumer Services for Health
          Care, Industrial,and Educational Facilities)
 Ruth Alkema Reister                                             61            1985       37,910(4)           .08
    Private Investments and Civic and Charitable Activities
 Richard H. Ruch                                                 67            1986       205,616(5)          .44
    From July 1995 to October 1995--Chairman of the Board,
            Herman Miller, Inc.
    From April 1992 to July 1995--Vice Chairman of the
            Board, Herman Miller, Inc.
 James R. Carreker                                               50            1997            466           .001
    Since October 1995-Chairman of the Board and CEO
           of Aspect Telecommunications Corp.
    From August 1985-October 1995-President and CEO
           of Aspect Telecommunications Corp.

 NOMINEE FOR ELECTION AS DIRECTOR FOR TERM TO EXPIRE IN    1998:

 Dorothy A. Terrell                                              52             ---            -0-            -0-
    President, Sun Express, Inc.-Corporate Officer,
           Sun Microsystems, Inc.

 DIRECTORS WHOSE TERMS EXPIRE IN 1998:

 Dr. E. David Crockett                                           61            1982          37,438           .08
    Since November 1992--Chairman of the Board,
            Cornerstone Imaging, Inc. (Document Image
            Processing)
    Since May 1991--General Partner, Aspen Ventures
            (Venture Capitalists)
 David L. Nelson                                                 67            1972          97,438(6)        .21
    Since October 1995--Chairman of the Board,
            Herman Miller, Inc.
    From January 1994--Vice President, Customer Support,
              America's Region , Asea, Brown, Boveri, Inc.
    Prior to January 1994--Vice President, Customer
              Satisfaction, Industry Segment, Asea, Brown,
              Boveri, Inc. (Electronics Manufacturer)

                                                                            YEAR FIRST
                                                                             BECAME A        SHARES       PERCENT OF
           NAME AND PRINCIPAL OCCUPATION                         AGE         DIRECTOR       OWNED(1)       CLASS(2)
 Michael A. Volkema                                              41            1995       338,607(7)         .72
    Since July 1995- Chief Executive Officer,  Herman
           Miller, Inc.
    Since May 1995- President, Herman Miller, Inc.
    From February 1995 to May 1995- President and Chief
           Executive Officer, Coro, Inc.  (a subsidiary of
           Herman Miller, Inc.)
    From May 1993 to September 1994- Chairman of the
           Board, Meridian, Inc. (a subsidiary of Herman
           Miller, Inc.)
    Prior to May 1993- President, Meridian, Inc. (a
           subsidiary of Herman Miller, Inc.)

 DIRECTORS WHOSE TERMS EXPIRE IN 1999:

 J. Harold Chandler                                              48            1995           8,838           .02
    Since November 1993--Chairman, President and Chief
             Executive Officer, Provident Companies, Inc.
    From June 1993 to November 1993--President,
             MidAtlantic NationsBank and Maryland National
             Corporation
    From January 1992 to June 1993--President,
            NationsBank/Washington, D.C., Maryland, and N.
            Virginia
 William K. Brehm                                                68            1991          21,388           .05
    Chairman of the Board, SRA International, Inc.
            (Systems Integrator and Information Technology
            Consulting)
 Brian Griffiths, Lord Griffiths of Fforestfach                  55            1991          23,709           .05
    Since 1990--International Advisor, Goldman Sachs
             International Limited (International Investment
             Banking

(1) Shares shown for each director who is not an officer of the Company include 67,000 shares for Mr. Nelson; 27,000 shares for Messrs. Crockett, Pollard, and Ms. Reister; 18,000 shares for Mr. Griffiths; 6,000 shares for Mr. Brehm; and 3,000 shares for Mr. Chandler with respect to which the director has the right to acquire beneficial ownership under options exercisable within 60 days.
(2) Percentages are calculated based upon shares outstanding, plus shares which the director has the right to acquire under stock options exercisable within 60 days.
(3) Includes 806 shares owned of record and beneficially by Mr. Pollard's wife. Mr. Pollard disclaims beneficial ownership of these shares.
(4) Includes 1,200 shares owned by Mrs. Resister's husband. Mrs. Reister disclaims beneficial ownership of these shares.
(5) Includes 12,000 shares with respect to which Mr. Ruch has a right to acquire beneficial ownership under options exercisable within 60 days. In addition, Mr. Ruch's wife owns 9,800 shares to which Mr. Ruch disclaims beneficial ownership and a Ruch Family Foundation Charitable Trust owns 21,838 shares to which Mr. Ruch disclaims beneficial ownership.
(6) Shares are owned jointly by Mr. Nelson and his wife. Includes 2,400 shares owned of record and beneficially by Mr. Nelson's wife, with respect to which Mr. Nelson disclaims beneficial ownership.
(7) Includes 80,000 shares with respect to which Mr. Volkema has a right to acquire beneficial ownership under options exercisable within 60 days and 157,188 shares of restricted stock which are subject to forfeiture under certain conditions.

         Mr. Carreker also is a director of Aspect Telecommunication Corporation. Mr. Chandler is also a director of Provident Companies, Inc., AmSouth Bancorporation and Storage Technology Corp. Mr. Crockett also is a director of Cornerstone Imaging, Inc., and Metatec Corporation. Brian Griffiths, Lord Griffiths of Fforestfach, also is a director of The ServiceMaster Company. Mr. Nelson also is a director and trustee of Cardinal Fund, Inc. Mr. Pollard also is a director of The ServiceMaster Company and Provident Companies, Inc. Ms. Terrell also is a director of General Mills, Inc. and Sears, Roebuck & Co.

         The Board of Directors held five meetings during the last fiscal year. All of the directors attended at least 75 percent of the aggregate number of meetings of the Board and the Board committees on which they served.

         FINANCIAL AUDIT COMMITTEE. The Company has a Financial Audit Committee comprised of Ms. Ruth A. Reister (chair); Dr. E. David Crockett (vice chair); Messrs. William K. Brehm, Brian Griffiths, Lord Griffiths of Fforestfach, C. William Pollard, and Richard H. Ruch. The Financial Audit Committee recommends to the Board of Directors the selection of independent auditors and reviews the scope of their audit, their audit reports, and any recommendations made by them. The committee approves fees paid for audit and nonaudit services by the independent public accountants. The committee also reviews the activities of the Company's internal auditors, and reviews and recommends to the Board issues concerning the Company's dividend policies, capital expenditures, welfare benefits plans, and other related financial matters. The committee met two times during the last fiscal year.

         EXECUTIVE COMPENSATION COMMITTEE. The Company has an Executive Compensation Committee, comprised of Messrs. William K. Brehm (chair), J. Harold Chandler, and E. David Crockett. The Executive Compensation Committee recommends to the Board the annual executive incentive plan, the grant of employee stock options, and the annual remuneration of the Company's Chairman, Vice Chairman, and Chief Executive Officer, and acts as the administrative committee for the Company's Employee Stock Option and Long Term Incentive Plans. The committee met five times during the last fiscal year.

         NOMINATING COMMITTEE. The Company has a Nominating Committee comprised of Messrs. C. William Pollard (chair), J. Harold Chandler, David L. Nelson, Richard H. Ruch, and Michael A. Volkema. The Nominating Committee selects and presents to the Board candidates for election to fill vacancies on the Board. The committee will consider nominees recommended by shareholders, provided recommendations are submitted in writing, on or before the 60th day preceding the date of the annual meeting, including a description of the proposed nominee's qualifications, his or her consent to serve as a director, as well as other required data on the nominee and the shareholder submitting the proposal and other relevant biographical data, to C. William Pollard, at Herman Miller, Inc., 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49464-0302. The committee met four times during the last fiscal year.

         EXECUTIVE COMMITTEE. The Company has an Executive Committee comprised of Messrs. David L. Nelson (chair), William K. Brehm, C. William Pollard, Richard H. Ruch, and Michael A. Volkema. The Executive Committee acts from time to time on behalf of the Board in managing the business and affairs of the Company (except as limited by law or the Company's Bylaws), and is delegated certain assignments and functions by the Board of Directors. The Committee met two times during the last fiscal year.

            COMPENSATION OF BOARD MEMBERS AND NON-EMPLOYEE OFFICERS

         The Company pays directors' fees to nonemployee directors at the rate of $32,500 per year, plus $1,000 per regular meeting and $1,500 per special meeting. Directors may elect to receive a share grant, having a market value equal to the cash retainer, up to 100% of the retainer. If a share grant is selected, the director will receive a cash stipend of 20% of the value of the shares granted. No other amounts are payable for service on committees of the Board or for any other assignments that may be undertaken by a director as a director.

         In 1997, the Board established Director Stock Ownership Guidelines. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, each director is expected to reach a minimum level of share ownership which as a value equivalent to six (6) times the annual retainer fee of $32,500 or a minimum total ownership valued at $195,000.

         Mr. Nelson became the Chairman of the Board on October 30, 1995. For the 12 month period ending October 1997, Mr. Nelson agreed to devote at least 80 percent of his business time to the Board of Directors for the payment of $250,000 plus director fees, and an annual library allowance of $1,500. In
addition, he will receive an annual benefit package of $10,000.   Share grants
of 10,000 shares at $15.94 per share, and 5,000 shares at $36.125 per share, were awarded to Mr. Nelson on July 9, 1996, and May 13, 1997, respectively, in recognition of his outstanding service to the Company.

         The Company has in effect a stock option plan, approved and adopted by its shareholders, under which officers and directors who are not employees of the Company or its subsidiaries are granted options to purchase shares of the Company's common stock. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of the Company's common stock already owned by the optionee, or a combination of shares and cash.

         During fiscal 1997, each director and officer of the Company who is not an employee was granted an option to purchase 3,000 shares of the Company's common stock at $32.875, its fair market value on the date of grant. Under this plan, a total of 33,000 options were granted to all nonemployee directors and officers as a group, and 52,600 options were exercised at an average exercise price of $11.06 per share during the past year.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

GENERAL

         The Company has long recognized the importance of a well-founded executive compensation program and the role it plays in achieving the Company's short- and long-term objectives of promoting superior corporate performance, creating shareholder value, and maintaining fairness and relative equity in the compensation of and between its executives and all other employee-owners. The Executive Compensation Committee of the Board of Directors, which comprises three nonemployee directors, was established over 20 years ago to provide an ongoing review of the executive compensation program to ensure that it is structured and administered to support the Company's mission and strategy. The committee is responsible for recommendations to the full Board for several aspects of executive compensation, including the annual remuneration of the Company's Chief Executive Officer, which includes base salary, incentive pay, and equity-based compensation. In addition, the committee also establishes the performance objectives for the annual executive incentive plan which covers the Chief Executive Officer, corporate officers, vice presidents, and directors at each of the Company's business units. The Company's Chief Executive Officer establishes the base salary of the Company's other executive officers.

COMPENSATION PHILOSOPHY

         The Company's compensation philosophy, as formulated by the Executive Compensation Committee and endorsed by the Board of Directors, is designed to engender and preserve a sense of fairness and equity among employees, shareholders, and customers. Consistent with this philosophy, an "Economic Value Added" (EVA(R)), (1) performance measurement and incentive compensation system has been created and implemented. This system, which is an internal measurement of operating and financial performance that has been shown by extensive independent market research to more closely correlate with shareholder value than any other performance measure.

         Beginning in fiscal 1997, the incentive compensation plans of corporate officers, vice presidents, and directors at each of the Company's business units were linked to the EVA concept. Under the terms of the EVA plan, focus is shifted from budget performance to long-term continuous improvements in shareholder value. Each year, the EVA target is raised over the actual EVA earned the prior year by an improvement factor so that higher EVA targets must be attained in order to earn the same level of incentive pay. This improvement factor is established by the Board of Directors for a period of three years.





____________________

        (1)    EVA is a registered trademark of Stern Stewart & Co.

         The Committee believes that the utilization of the EVA measurement system, with its focus on maximizing the Company's return on capital investments relative to its cost of capital, will be a more effective means of evaluating and rewarding management performance. The Committee believes the adoption of the EVA measurement system is consistent with its objective of endorsing an executive compensation program designed to:

         - Link a material portion of annual compensation directly to operating performance.
         -    Promote achievement of long-term strategic goals and objectives.
         - Align the interests of executives with the long-term interests of the shareholders.
         -    Attract, motivate, and retain executives of outstanding ability.

         EXECUTIVE STOCK OWNERSHIP GUIDELINES. To further emphasize and reinforce the importance of linking shareholder and management interests, the Board has adopted stock ownership requirements for approximately 150 executives, including all officers. Under these guidelines, the CEO is expected to own shares of Herman Miller stock which have an aggregate value of at least twelve (12) times his base salary. The other executives are expected to own shares with an aggregate value of between one (1) and six (6) times their base salaries to be achieved over a five to ten year period. The level of ownership and attainment period is determined by the executive's responsibility level and corresponding management position within the Company. Ownership for the purposes of the guidelines is defined to include shares owned by the executives, as well as shares held in profit sharing, 401-k and deferred compensation accounts for his/her benefit. Stock options are not included in the calculation of an executive's total ownership.

         To assist executives in attaining the required ownership levels, the Board and shareholders adopted the 1994 Key Executive Stock Purchase Assistance Plan. The plan authorizes the Board's Executive Compensation Committee to extend loans to selected executives to acquire shares of the Company's stock. The executives can earn repayment of a portion of the principal and interest due on these loans provided that certain corporate performance goals are attained.

         During fiscal 1997, three individuals were selected to participate in the plan. Loans totaling $1 million resulting in the acquisition of 45,000 shares were made. Currently, loans under this plan totaling $2 million have been extended to 13 individuals. Based on the Company's performance as measured against its fiscal 1997 goals, 193 percent of the annual repayment of principal and 100 percent of interest due was earned.

         In fiscal 1997 the Company also adopted a Key Executive Deferred Compensation Program whereby executives can elect to defer a portion of the EVA cash bonus and have it denominated in Company stock. For 1997 the Company also provided an incentive in the form of a premium denominated in Herman Miller common shares equal to 30 percent of the amount deferred up to a maximum of 50 percent of the cash bonus. Each year, the Committee may adjust the premium percentage and the maximum amount of the deferral that is subject to the premium. The Committee believes that this program provides an additional opportunity and incentive for the key executives to increase their ownership level in the Company. Fifteen (15) executives were elected to participate in this program for fiscal 1997 and deferred $1,481,833, which was invested in Company stock and received a premium totaling $395,333, which was also invested in Company stock.

         In addition, stock options which may be granted under the 1994 Long-Term Incentive Plan may be utilized to assist executives in achieving their ownership requirements. Stock ownership is also made available to all the Company's employees through the Employee Stock Purchase Plan and various Employee Ownership and Profit Sharing Plans.

COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION

         The salaries of the Company's Chief Executive Officer and other executives are established on a performance-based evaluation system. Each executive officer's performance, except that of the Chief Executive Officer, is evaluated by his or her superior and reviewed by the Executive Compensation Committee. This review considers the employee's overall performance relative to the achievement of corporate objectives as well as individual contributions and achievements. This same evaluation system is applied to the Company's Chief Executive Officer by this committee.

         In 1997, the Company's new EVA measurement system replaced the method for awarding both annual stock options and the formula for awarding cash incentive bonuses as defined by the fiscal 1996 Executive Compensation Plan.

         As discussed earlier, the Herman Miller EVA Incentive Compensation Plan is intended to more closely link incentive awards to the creation of shareholder wealth and to promote a culture of performance and ownership. The Executive Compensation Committee approves an expected annual improvement in EVA for which a target bonus is paid for attaining performance which matches the annual planned improvement factor that has been established for a 3 year period by the Board of Directors. For the Company's Chief Executive Officer and other executives, the EVA plan is intended to motivate growth above the expected annual improvement in EVA with a straight line payoff profile offering a cash bonus award that has a unlimited upside potential, as well as unlimited downside potential. The potential for suffering a negative bonus is made possible because annual bonus awards are not fully paid out but instead are banked forward and put at risk with their full payout contingent upon continued successful performance.

         In consideration of this risk profile the Executive Compensation Committee believes it inappropriate to cap the CEO's cash compensation as has been its past policy. Therefore, beginning in fiscal 1997 there will no longer be a cap imposed on the cash compensation of the company's Chief Executive Officer.

         The Executive Compensation Committee also authorizes the grant of stock options to employees of the Company, including executive officers. Under the EVA plan, the committee initially approves a target option grant which is then multiplied by the same bonus multiple that is applied to the target cash bonus. However, executives are limited by an upside potential of two times the target option grant and on the downside by a zero grant.

         During fiscal 1997 Mr. Michael A. Volkema, the Company's Chief Executive Officer, earned a base salary and cash bonus of $352,900 and $316,783 respectively, representing total cash compensation of $669,683. This total excludes amounts deferred under the Key Executive Deferred Compensation Plan, under which Mr. Volkema elected to defer 50% of his EVA cash bonus denominated in Herman Miller common stock. Mr. Volkema received a premium also denominated in Herman Miller common stock equal to 1,856 shares which vests over a three year period.

         In July 1997 Mr. Volkema was also awarded a stock option grant of 40,000 shares representing a multiple of two times his target options of 20,000. The committee believes that the significant ownership position created by these actions will more closely align Mr. Volkema's interests with those of the shareholders. The size of the equity based compensation awards and the cash compensation reflect the committee's evaluation and recognition of Mr. Volkema's contribution to the significant accomplishments and successes achieved by the Company in fiscal 1997.


         William K. Brehm (Chair)
         E. David Crockett
         J. Harold Chandler

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation received by the Named Executives for each of the three fiscal years ended May 31, 1997, June 1, 1996, and June 3, 1995.


                                            ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                                     -------------------------------------------------------------------------------
                                                                                     AWARDS                PAYOUTS
                                                                          ------------------------------------------
                                                                                             SECURITIES
                                                                          RESTRICTED STOCK   UNDERLYING      LTIP        ALL OTHER
NAME AND PRINCIPAL                  YEAR   SALARY(1)    BONUS(2)   OTHER        AWARDS      OPTIONS/SARS  PAYOUTS(4) COMPENSATION(5)
     POSITION                                 ($)         ($)       ($)           ($)          (#)(8)        ($)            ($)
------------------------------------------------------------------------------------------------------------------------------------
Michael A. Volkema,                1997     352,900     316,783      -0-          -0-          40,000       631,765         4,199
 President & Chief Executive       1996     357,771     274,269      -0-      1,435,000(6)     40,000       592,745         2,718
 Officer                           1995     159,000       -0-        -0-        200,000(7)     40,000         -0-            -0-

Andrew C.McGregor,                 1997     205,000     129,261     84,145      108,375(9)     20,000       125,652         7,433
 Executive Vice President          1996     194,923     185,317      -0-          -0-          24,000       125,329         3,151
 President, Herman Miller          1995     162,058      29,876     44,402(3)     -0-          40,000        46,167         6,099
 Choices

Christopher A, Norman,             1997     205,000     109,793      -0-        108,375(9)     20,000        91,732         5,774
 President, Miller SQA, Inc.       1996     207,692     180,930      -0-          -0-          24,000        91,966         4,551
                                   1995     130,461     191,532      -0-          -0-          20,000        34,317         1,753

Brian C. Walker,                   1997     195,000     122,860      -0-        108,375(9)     20,000       126,092         4,724
 Executive Vice President, Chief   1996     137,307     128,024      -0-          -0-          24,000       122,035         2,837
 Financial Officer and Treasurer   1995      74,108       1,698      -0-        13,013(10)     20,000         -0-             692

Gary S. Miller,                    1997     187,200      89,141      -0-          -0-          20,000       122,285         8,387
 Executive Vice President,         1996     180,000     162,837      -0-          -0-          14,000       122,600         7,053
 Product Services                  1995     162,058      35,241      -0-          -0-          46,000        44,852         4,061





(1) Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code. Includes 52 weeks of compensation for 1997 and 1996, and 53 weeks for 1995, consistent with the Company's fiscal year.
(2) Represents amounts earned under the Company's Earned Share Bonus Plan and Executive Incentive Plan, but excludes amounts foregone at the election of the Named Executives and payable in shares of the Company's common stock under the Key Executive Deferred Compensation Plan, as reported in the Long-Term Incentive Plan table.
(3) The amount includes cost of living, foreign assignment, foreign exchange, spouse travel, and moving expenses.
(4) Represents amounts earned under the Company's 1994 Key Executive Stock Purchase Assistance Plan and applied to the repayment of loans made thereunder.
(5) Includes amounts attributable during fiscal 1997 to benefit plans of the Company as follows: (a) amounts contributed by the Company pursuant to the Company's profit sharing plan for the account of Messrs. Volkema, McGregor, Norman, Walker, and Miller were $4,199; $6,299; $5,774; $4,724; and $6,299, respectively; and (b) payments by the Company in fiscal 1997 of premiums for life insurance for the benefit of Messrs. McGregor, and Miller were $1,134 and $2,088, respectively.
(6) This amount represents the value of 60,000 and 40,000 shares of the Company's common stock (based on the closing price on the date of grant of $13.25 and $16.00 per share, respectively) granted to Mr. Volkema under the terms of two Incentive Share Grant Agreements. Mr. Volkema elected to use 28 percent of his grants to pay his federal taxes on these grants which resulted in his receipt (net of taxes) of 43,200 and 28,800 shares, respectively. The shares are subject to forfeiture provisions which lapse as the number of sharesbecome vested each year over a five- or six-year period. The minimum annual rate of vesting is 10% of the total shares granted during the first five years following the date of grant, with the balance vesting at the end of the sixth year (fiscal 2001 and 2002, respectively). The rate of vesting may be accelerated if certain corporate performance goals are achieved, which would permit full vesting not earlier than fiscal 2000 and 2001, respectively. Dividends are payable on the restricted shares at the same rate as dividends on the Company's common stock.
         At May 31, 1997, the value of the 72,000 restricted shares held by Mr. Volkema based on the closing price of the Company's common stock on that date ($35.75 per share) equaled $2,574,000.

(7) The amount represents the value of 19,048 shares of the Company's common stock (based on the closing price on the date of grant of $10.50 per share) granted to Mr. Volkema under the terms of an Incentive Share Grant Agreement. Mr. Volkema elected to use 28 percent of his grant to pay his federal taxes on this grant which resulted in his receipt (net of taxes) of 13,714 shares. The shares are subject to the same forfeiture and vesting provisions described in footnote (6) above. Full vesting would occur not earlier than fiscal 2000 and not later than fiscal 2001. At May 31, 1997, the value of the 13,714 restricted shares held by Mr. Volkema, based on the closing price of the Company's common stock on that date ($35.75 per share) equaled $490,275.50.
(8) The options reflected as being granted in fiscal 1997, were awarded in fiscal 1998 on July 8, 1997, but relate to fiscal 1997 performance.
(9) The amount represents the value of 3,000 shares of the Company's common stock (based on the closing price on the date of grant of $36.125) granted to Mr. McGregor, Mr. Norman and Mr. Walker under the terms of a Share Grant Agreement. All participants elected to use 45% of the grant to pay federal and state taxes on this grant which resulted in a net receipt of 1,650 shares to each participant. The shares are subject to the same provisions described in footnote (6) above. Full vesting would occur not earlier than fiscal 2002 and no later than fiscal 2003. At May 31, 1997, the value of each participant's 1,650 restricted shares based on the closing price of the Company's common stock on that date ($35.75 per share) equaled $58,987.50.
(10) The amount represents the value of 1,200 shares of the Company's common stock (based on the closing price on the date of grant of $10.84) granted to Mr. Walker under the terms of a Share Grant Agreement. The shares are subject to forfeiture provisions which lapse after a five year period, at which time the shares will vest 100%. Full vesting would occur at the end of fiscal 2000. At May 31, 1997, the value of the 1,200 restricted shares held by Mr. Walker based on the closing price of the Company's common stock on that date ($35.75 per share) equaled $42,900.

  AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1997 AND YEAR END OPTION VALUES

         The following table provides information on the exercise of stock options during fiscal 1997 by the Named Executives and the number and value of unexercised options at May 31, 1997.

                                                              Number of Securities             Value of Unexercised
                                                             Underlying Unexercised            In the Money Options
                                                             Options at May 31, 1997            at May 31, 1997(2)
                                                             --------------------------------------------------------------
                                  Shares
                                 Acquired
                                    on         Value
            Name                 Exercise    Realized(1)     Exercisable    Unexercisable     Exercisable    Unexercisable
----------------------------------------------------------------------------------------------------------------------------
Michael A. Volkema                 -0-          -0-             80,000            -0-          1,800,000          -0-

Andrew C. McGregor                 -0-          -0-             86,000            -0-          1,972,500          -0-

Christopher A. Norman              -0-          -0-             65,200            -0-          1,441,824          -0-

Brian C. Walker                    -0-          -0-             44,000            -0-           941,500           -0-

Gary S. Miller                    9,522       158,303           98,478            -0-          2,308,319          -0-


    (1) Represents the aggregate market value of shares acquired at time of exercise, less the aggregate exercise price paid by the employee.
    (2) Values are based on the difference between the closing price of the Company's common stock on May 31, 1997 ($35.75) and the exercise prices of the options.



              LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                   NAME                       NUMBER OF            PERFORMANCE
                                            SHARES, UNITS            OR OTHER
                                              OR OTHER             PERIOD UNTIL
                                           RIGHTS (#) (1)           MATURATION
                                                                   OR PAYOUT(2)
     -------------------------------------------------------------------------
     Michael A. Volkema                         8,043                3 years
     Andrew C. McGregor                         3,115                3 years
     Christopher A. Norman                      2,791                3 years
     Brian C. Walker                            2,963                3 years
     Gary S. Miller                             2,064                3 years

(1) Represents the number of units credited to an employee's account under the terms of the Company's Key Executive Deferred Compensation Plan (the "Plan"). Under the terms of the Plan, participants may elect to defer all or a portion of their EVA cash incentive. Deferred amounts are credited in stock units, based on the value of the Company's stock as of the end of the month in which the bonus would have been paid to the employee. Stock units are payable only in shares of the Company's common stock. Includes the following number of units credited to each of the Named Executives premium account, as described in footnote (2):
         Michael A. Volkema - 1,856; Andrew C. McGregor - 719; Christopher A. Norman - 644; Brian C. Walker - 684; and Gary S. Miller - 476.

(2) Each year the Company's Executive Compensation Committee establishes the maximum percentage of EVA cash bonus that may be deferred, the maximum amount of EVA cash incentive which may be subject to a premium percentage, and the amount of the premium percentage. For fiscal 1997, the maximum percentage of EVA bonus that is subject to a premium percentage was 50%, and the premium percentage was established at 30%. Stock units credited to a participant's account due to the premium percentage are credited to a separate premium account, which vests at the rate of 33-1/3%, beginning on the first anniversary of the deferral, and each anniversary thereafter, provided that the participant is an employee of the Company. The plan allows for accelerated vesting in the event of a participant's death, disability, retirement or termination due to a change in control, as defined in the Company's Plan for Severance Compensation After Hostile Takeover, as amended and restated.

                               PENSION PLAN TABLE

         The following table sets forth the estimated annual benefits payable upon normal retirement at age 65, on May 31, 1997, to persons in specified compensation and years of service classifications under the Company's Retirement Income Plan. Projected benefits are computed on a straight line annuity basis, and such benefits are in addition to any amounts which may be received under the Social Security Act. Under current tax rates, annual benefits payable at retirement may not exceed $125,000.

                                                       YEARS OF BENEFIT SERVICE(2)
                          ----------------------------------------------------------------------------
AVERAGE ANNUAL
COMPENSATION(1)               20              25                30              35             40
                          ---------        --------          --------        --------       --------
         $150,000           52,277           65,346            78,415          91,484        104,553
         $180,000           63,377           79,221            95,065         110,909        126,753
         $210,000           74,477           93,096           111,715         130,334        148,953
         $240,000           85,577          106,971           128,365         149,759        171,153
         $270,000           96,677          120,846           145,015         169,184        193,353
         $300,000          107,777          134,721           161,665         188,609        215,553


 (1) Average annual compensation is determined under the Retirement Income Plan by the average of the five highest consecutive years of annual compensation (the amounts included under the columns "Salary" and "Bonus" in the Summary Compensation Table) during the last ten years of employment, subject to a maximum of $160,000 for fiscal 1997.

 (2) The Named Executives have credited years of service and "average annual compensation" under the Retirement Income Plan as follows:
         Michael A. Volkema, 2 years - $491,987, Andrew C. McGregor, 22 years - $260,306, Christopher A. Norman, 18 years - $302,044, Brian C.
         Walker, 8 years - $148,138, Gary S. Miller, 22 years - $249,398.



                               OTHER ARRANGEMENTS

    The Company maintains a Salary Continuation Plan, which provides that an officer's base salary (as shown in the "Salary" column of the Summary Compensation Table) will be continued for twelve months after termination of the officer's employment. Under this plan, benefits terminate if the officer performs services for a competitor of the Company, and benefits are offset for any noncompetitor payments for services. No benefits are payable under the plan if an officer dies, retires, voluntarily terminates employment, or is terminated for malfeasance.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's common stock with that of the cumulative total return of the Standard & Poor's 500 Stock Index and the NASD Non-Financial Index for the five year period ended May 31, 1997. The following information is based on an annual investment of $100, on May 30, 1992, in the Company's common stock, the Standard & Poor's 500 Stock Index and the NASD Non-Financial Index, with dividends reinvested.

TOTAL SHAREHOLDER RETURN HERMAN MILLER, INC.

                           TOTAL SHAREHOLDER RETURN
                             HERMAN MILLER, INC.



                                   [CHART]

                              1992    1993      1994      1995    1996      1997
     NASD Non-Financial        100     118       121       145     213       231
     S&P 500 Index             100     112       116       140     180       233
     Herman Miller, Inc.       100     138       136       123     176       414

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


    Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company's directors and officers, as well as any person holding more than 10 percent of its common stock, are required to report initial statements of ownership of the Company's securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were filed by such persons during the last fiscal year, except for one late report filed by Brian Griffiths, Lord Griffiths of Fforestfach covering one transaction.

                   SHAREHOLDER PROPOSALS--1998 ANNUAL MEETING

    Any shareholder proposal intended to be presented at the next annual meeting of the Company must be received by the Company at 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 not later than April 27, 1998, if the shareholder wishes the proposal to be included in the Company's proxy materials relating to the meeting.

    In addition, the Company's Bylaws contain certain notice and procedural requirements applicable to director nominations and shareholder proposals, irrespective of whether the proposal is to be included in the Company's proxy materials. A copy of the Company's Bylaws has been filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the Company.

                                 MISCELLANEOUS

    If any matters, other than the matters set forth herein, properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares thereby represented in accordance with their judgment.

    The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by a few regular employees of the Company without additional compensation. The Company may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

    The annual report of the Company for the fiscal year ended May 31, 1997, including financial statements, is being mailed to shareholders with this proxy statement.

    Shareholders are urged to date and sign the enclosed proxy and return it promptly to the Company in the enclosed envelope.

    Questions related to your holdings can be directed as follows:

          First Chicago Trust Company of New York
          PO Box 2500
          Jersey City, NJ  07303-2500
          Phone:  1 800 446 2617

By Order of the Board of Directors
James N. De Boer, Jr., Secretary of the Board
August 25, 1997.

HERMAN MILLER, INC.

By signing this card, the shareholders appoints Richard H. Ruch, Michael A. Volkema, and David L. Nelson and each of them, as attorneys, with the power of substitution, to vote the shares of Common Stock of Herman Miller, Inc. ("the company") held of record by the undersigned on August 4, 1997, at the Annual Meeting of Shareholders to be held at the Zeeland High School Performing Arts Center, 3333 - 96th Avenue, Zeeland, Michigan on Wednesday, October 1, 1997, at 4:00 p.m. (E.D.T.) and at the adjournment thereof.

ELECTION OF FOUR DIRECTORS, each for a term of three years. Nominees: C. William Pollard, Ruth Alkema Reister, Richard H. Ruch, and James R. Carreker.

ELECTION OF ONE DIRECTOR, for a term of one year.  Nominee: Dorothy A. Terrell.

The Proxies will vote your shares in accordance with your direction on this card. If you do not indicate your choice on this card, the Proxies will vote your shares "FOR" the nominees and "FOR" the proposals.

All shares votable hereby and the undersigned includes shares, if any, held for my account in the company's Employee Stock Ownership Plan and Employee Stock Purchase Plan.


Please mark
your vote as
in this example

                                           This proxy is solicited on behalf of the Board of Directors

                 For      Withheld                     For  Against   Abstain
1. Election      /  /       /  /  2.   Proposal to     /  /   /  /     /  /      3. Ratification of appointment
   of Directors                        increase the                                 of Arthur Anderson LLP as
   as listed on                        authorized                                   Independent auditors for the
   reverse side                        common stock                                 Year ending May 30, 1998.
   For except vote withheld from the   to 120,000,000 shares
   following nominee(s);
_______________________________                                                  4. At their discretion, the Proxies are authorized
                                                                                    to vote upon such other business as may
                                                                                    properly come before the meeting or
                                                                                    adjournment thereof.


                                                   ____________________________________________________
                                                   Signature                           Date

                                                   ____________________________________________________
                                                   Signature                        Date

